Exhibit (a)(8)

                                                        PRESS RELEASE
                                                        FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

April 26, 1999

             Offer for depositary unit certificates  representing assignments of
limited   partnership   interest  ("Units")  in  U.S.  Realty  Partners  Limited
Partnership (the "Partnership"), extended through May 18, 1999.

             MP Value Fund 4, L.P.;  MP Value Fund 6, LLC;  MacKenzie  Patterson
Special Fund, L.P.; MacKenzie Patterson Special Fund 3, L.P.; MacKenzie Patterson Special Fund 4, LLC; and Cal Kan, Inc (collectively the "Purchasers") have increased to offer price to $6.25 per Unit and extended the expiration date for their tender offer through May 18, 1999. The purchasers have also amended the offer by reducing the number of units they are willing to purchase to 70,000 units.

             As of April 26, 1999, 1,200 Units had been tendered to the bidders by security holders and not withdrawn.

             For further information, contact Christine Simpson at the above telephone number.